Exhibit 14

BIOANALYTICAL SYSTEMS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Adopted by the Board of Directors
November 13, 2003
Amended November 18, 2005

INTRODUCTION

The Bioanalytical Systems, Inc. (the “Company”) Code of Business Conduct and Ethics (“Code of Ethics”) is designed to deter wrongdoing and promote compliance with legal requirements and our standards of business conduct. All Company directors, officers and employees are expected to read and understand this Code of Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code of Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department if you have any questions. Nothing in this Code of Ethics, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

Please sign the acknowledgment form at the end of this Code of Ethics and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with the Code of Ethics. The signed acknowledgment form will be located in your personnel file. Periodically, or as there are substantive changes to the Code of Ethics, you may be asked to sign an acknowledgment indicating your continued understanding of the Code of Ethics.

COMPLIANCE IS EVERYONE’S BUSINESS

It is the Company’s policy to comply with and require its directors, officers and employees to comply with this Code of Ethics, including all applicable legal and regulatory requirements relating to the matters contained in this Code of Ethics, and to avoid and require its directors, officers and employees to avoid violations relating to such legal and regulatory requirements, including without limitation, the following:

o	Wire Fraud
o	Mail Fraud
o	Bank Fraud
o	Securities Fraud
o	Fraud Against Shareholders
o	Questionable Accounting
o	Internal Controls and Procedures
o	Auditing Matters (both financial and with respect to all quality assurance systems)
o	Dishonest or Unethical Conduct
o	Conflicts of Interest
o	Improper Disclosures in SEC Reports
o	Improper or Inadequate Public Disclosures
o	Integrity of Scientific Data

November 2005	BASi Employee Handbook — Code of Ethics	Page 1 of 7

The Company’s internal operating controls and corporate reporting and disclosure procedures are intended to prevent, deter and remedy any violation of this Code of Ethics, including but not limited to applicable laws and regulations. Even the best systems of controls and procedures, however, cannot provide absolute safeguards against such violations. The Company has a responsibility to investigate and report to appropriate governmental authorities, as required, any violations of applicable legal and regulatory requirements relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against shareholders, and the actions taken by the Company to remedy such violations.

Reporting Alleged Violations or Concerns

If a director, officer or employee reasonably believes that the Company or any its employees or others, acting on behalf of the Company, have violated this Code of Ethics, the director, officer or employee is required to immediately report or cause to be reported any such potential violation to the following individual:

The designated representative of the Company's Audit Committee
(the "Audit Committee Representative")

Chairman of the Audit Committee
William E. Baitinger
701 Sugarhill Drive
West Lafayette, IN 47906
(765) 743-1023
Email: auditcommittee@bioanalytical.com

If the complaint relates to the Audit Committee Representative or there is a potential conflict of interest, the complaint should be submitted to the Company’s Chief Financial Officer.

A complaint may be submitted anonymously by mail or may be delivered confidentially (e.g., in person, by internal mail, by regular mail or by electronic mail). If the complaint is written and sent via the mail, the envelope should be marked as “confidential and private.” Although a violation report may be oral, written reports are preferred to assure a clear understanding of the situation. In either case, the complaint should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment. The complaint describing an alleged violation or concern should be candid and set forth all of the information that the employee knows regarding the allegation or concern. In addition, all complaints must contain sufficient corroborating information to support the commencement of an investigation. The Chief Financial Officer or the Audit Committee Representative may, in its reasonable discretion, determine not to commence an investigation if a complaint contains only unspecified or broad allegations of wrongdoing without appropriate informational support.

Investigation of Complaints

Upon receipt of the complaint by any of the Chief Financial Officer or the Audit Committee Representative (the “Investigating Officer”), the Investigating Officer shall make a determination, in his or her reasonable judgment, whether a reasonable basis exists for commencing an investigation into the complaint. To assist in making this determination, the Investigating Officer may conduct an initial, informal inquiry. Other parties may become involved in the inquiry based on their oversight responsibility or expertise.

November 2005	BASi Employee Handbook — Code of Ethics	Page 2 of 7

To the extent possible, all complaints will be handled in a confidential manner. In no event will information concerning the complaint be released to persons without specific need to know about it. Investigation of complaints will be prompt. The determination by the Investigating Officer will be communicated to the person who brought the complaint (unless anonymous) to the Audit Committee and to relevant management, as appropriate.

Upon making a determination to recommend a formal investigation, the Investigating Officer will promptly notify the Audit Committee. The Audit Committee will then determine, in its reasonable judgment, whether a reasonable basis exists for commencing a formal investigation into the complaint. If the Audit Committee makes such a determination, then it shall instruct the Investigating Officer to proceed with a formal investigation. The Investigating Officer shall oversee all investigations under the authority of the Audit Committee. The Audit Committee shall ensure coordination of each investigation and shall have overall responsibility for implementation of this policy. The Audit Committee shall have the authority to retain outside legal or accounting expertise in any investigation as it deems necessary to conduct the investigation in accordance with its charter and this policy.

At each meeting of the Audit Committee, the Chief Financial Officer and the Audit Committee Representative shall prepare a report to the Audit Committee stating the nature of each complaint submitted during the quarter immediately preceding the meeting of the Audit Committee, whether or not the complaint resulted in the commencement of a formal investigation, and the status of each investigation.

Corrective Action

The Audit Committee, with the input of the Investigating Officer and Company management, if requested, will determine the validity of a complaint and any corrective action, as appropriate. It is the responsibility of the Audit Committee to report to Company management any noncompliance with legal and regulatory requirements and to assure that management takes corrective action including, where appropriate, reporting any violation to the relevant federal, state or regulatory authorities. Directors, officers and employees that are found to have violated any laws, governmental regulations or Company policies will face appropriate, case-specific disciplinary action, which may include demotion or discharge.

No Retaliation for Submitting Complaints, Providing Information or Participating in Investigation

Neither the Company nor any of its employees will retaliate or discriminate against any employee who: (a) lawfully provides information regarding any conduct which the employee reasonably believes constitutes a violation of this Code of Ethics to a federal regulatory or law enforcement agency, to any member or committee of Congress, or to any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential violations by the Company or its employees; (b) participates in or otherwise assists with a proceeding relating to potential violations by the Company or its employees; or (c) submits a complaint pursuant to this Code of Ethics regarding any conduct which the employee reasonably believes constitutes a violation of this Code of Ethics, even if after investigation the Company determines that there has not been a violation. For certain violations of this Code of Ethics, an employee who believes that his or her rights against retaliation or discrimination have been violated may have the right to file a complaint with the Department of Labor within ninety (90) days of the alleged violation. If the Department of Labor has not issued a final decision within one hundred eighty (180) days of the filing of the complaint, the employee will have the right to file suit against the Company in a federal court with proper jurisdiction.

November 2005	BASi Employee Handbook — Code of Ethics	Page 3 of 7

Retention of Complaints and Documents.

All complaints submitted by an employee regarding an alleged violation or concern will remain confidential to the extent practicable. In addition, all written statements, along with the results of any investigations relating thereto, shall be retained by the Company for a minimum of six (6) years. It is illegal and against the Company’s policy to destroy any corporate audit records that may be subject to or related an investigation by the Company or any federal, state or regulatory body.

YOUR RESPONSIBILITIES TO THE COMPANY AND ITS SHAREHOLDERS

General Standards of Conduct.

The Company expects all directors, officers, employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

Applicable Laws.

All Company directors, officers, employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Company employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

Obligations Under Securities Laws-“Insider Trading.”

Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of significant, sensitive information. This information is the property of the Company – you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The Company has adopted a separate policy concerning insider trading and “tipping.” The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

Conflicts of Interest.

Each of us has a responsibility to the Company, our shareholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. If you think you have been, are, or may become subject to such a conflict, report the situation to the Audit Committee Representative. The prompt reporting of such a situation will be considered favorably.

November 2005	BASi Employee Handbook — Code of Ethics	Page 4 of 7

Scientific Integrity

Medical science is our business, and the highest standards of scientific integrity are essential to our continued success. The U.S. Food and Drug Administration’s Good Laboratory Practices, Current Good Manufacturing Practices, and Current Good Clinical Practices, as further explained in our related Standard Operating Procedures (SOPs), set forth many of our obligations. Employees are expected to adhere to the SOPs and applicable federal regulations, and to comport themselves to meet the highest standards of scientific integrity. Full cooperation with quality assurance audits is similarly an essential obligation of every employee.

Senior Officers.

Senior Officers (including the Chief Executive Officer, the Chief Financial Officer and the Controller) hold an important and elevated role in the corporate governance of the Company. The Senior Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the enterprise stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Senior Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the enterprise’s financial organization, and by demonstrating the following:

1.	Honest and Ethical Conduct. Senior Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

a. Encourage and support professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

b. Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Senior Officers.

c. Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

d. Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

2.	Financial Records and Periodic Reports. Senior Officers will use best efforts to establish and manage the transaction and reporting systems and procedures to ensure that:

November 2005	BASi Employee Handbook — Code of Ethics	Page 5 of 7

a. Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.

b. The retention or proper disposal of Company records shall be in accordance with established financial policies and applicable legal and regulatory requirements.

c. Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

3.	Compliance with Applicable Laws, Rules and Regulations. Senior Officers will establish and maintain mechanisms to:

a.  Educate members of the finance organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally.

b. Monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule.

c. Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

WAIVERS

Any waiver of any provision of this Code of Ethics for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors and promptly disclosed along with the reason for the waiver. Any waiver of any provision of this Code of Ethics with respect any other employee, agent or contractor must be approved in writing by the Company’s Chief Executive Officer.

DISCIPLINARY ACTIONS

The matters covered in this Code of Ethics are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities. You should contact the Company’s Human Resources Department for more detailed information.

Adhering to this Code of Ethics is a condition of employment. The Company must have the opportunity to investigate and remedy any alleged violations or employee concerns, and each employee must ensure that the Company has an opportunity to undertake such an investigation. This policy does not constitute a contractual commitment of the Company. This policy does not change the at-will employment status of an employee. Specifically, employment is for an indefinite period of time and is terminable at anytime with or without cause.

November 2005	BASi Employee Handbook — Code of Ethics	Page 6 of 7

ACKNOWLEDGMENT OF RECEIPT OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager, the Human Resources Department or the Chief Financial Officer, knowing that my questions or reports to these sources will be maintained in confidence.

Date

Employee Name (Printed)

Employee Signature

November 2005	BASi Employee Handbook — Code of Ethics	Page 7 of 7